UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 28, 2012

1st Source Corporation
(Exact name of registrant as specified in its charter)

Indiana	0-6233	35-1068133
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

100 North Michigan Street, South Bend, Indiana 46601
(Address of principal executive offices) (Zip Code)

574-235-2000
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01                                Other Events

As disclosed in July 2012, 1st Source Bank, the subsidiary bank of 1st Source Corporation (the “Company”), as the trustee (the “Trustee”) of the Morris Family Trusts for Ernestine M. Raclin, Chairman Emeritus of the Company, requested approval of the Probate Court of St. Joseph County Indiana to divide the Morris Family Trusts into four separate family trust lines.  The action was taken in light of possible changes in tax laws and for financial and estate planning purposes, including the possible divesture of some 1st Source Corporation common stock owned by the Trusts.

As of September 30, 2012, the Morris Family Trusts hold in the aggregate 5,124,701 shares at issue in the probate action, representing 21.1% of the outstanding common stock of the Company.

The four family trust lines correspond to the four children of Mrs. Raclin.  In a response filed on September 28, 2012, two of the siblings and their respective children filed a joint answer to the Trustee’s petition and a counter-petition setting forth their objection to the Trustee’s proposed division of the Morris Family Trusts into four family trust lines.  They also sought affirmative relief, alleging that the Trustee has breached its duties by, among other things, acquiring an inappropriate and unreasonably high concentration in common stock of the Company in 1971 and, for decades thereafter, failing to prudently, impartially and timely diversify the assets of the Morris Family Trusts uninfluenced by the impact on the Company or its executives.

The relief sought includes removal of the Trustee, unspecified damages and payment by 1st Source Bank of all fees, costs and expenses incurred by the Trustee for, among other things, all matters related to the preparation and prosecution of the probate action.

Mrs. Raclin, the two remaining siblings and their children, respectively, filed their joint answer to the petition indicating their previous and ongoing support for the Trustee’s acquisition of and continuing investment in the common stock of the Company.

The Company believes there is no basis for the relief requested in the objection and counter-petition.  The Trustee intends to defend the matter vigorously.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

1st SOURCE CORPORATION
(Registrant)

Date: October 4, 2012	/s/JOHN B. GRIFFITH
John B. Griffith
Secretary and General Counsel